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                                                       EXHIBIT 11


                      MARK TWAIN BANCSHARES, INC.
                           AND SUBSIDIARIES
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                   Computation of Earnings Per Share

                                                                               For the Years Ended
                                                                                   December 31,
(In thousands of dollars except per share data)                     1995               1994               1993
                                                                    ----               ----               ----
PRIMARY
Earnings:
 Net income                                                      $47,713            $40,982            $35,103
                                                                 =======            =======            =======

Shares:
 Weighted average number of common shares outstanding         16,056,927         15,887,699         15,434,857
 Weighted average number of common share equivalents             231,912            215,410            238,574
                                                              ----------         ----------         ----------
                                                              16,288,839         16,103,109         15,673,431
                                                              ==========         ==========         ==========

Primary earnings per common share                                  $2.93              $2.54              $2.24
                                                                   =====              =====              =====


ASSUMING FULL DILUTION
Earnings:
 Net Income                                                      $47,713            $40,982            $35,103
 After tax interest applicable to convertible notes                  343                426                505
 After tax amortization of capital note fees                          51                 62                115
                                                                 -------            -------            -------
  Fully diluted net income                                       $48,107            $41,470            $35,723
                                                                 =======            =======            =======

Shares:
 Weighted average number of common shares outstanding         16,056,927         15,887,699         15,434,857
 Assuming conversion of Convertible Notes and dilutive
  stock options                                                  847,186            828,164          1,003,117
                                                              ----------         ----------         ----------
                                                              16,904,113         16,715,863         16,437,974
                                                              ==========         ==========         ==========

Earnings per common share assuming full dilution                   $2.85              $2.48              $2.17
                                                                   =====              =====              =====
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